Contacts:
Mark Deep	Peter Cauley	Stephen Greene
Senior Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-587-2872
905-415-0310 ext. 121	905-415-0310 ext. 271	sgreene@brodeur.com
mdeep@datamirror.com	pcauley@datamirror.com

DataMirror Announces a Gain on the Sale of Its Investment in Idion

MARKHAM, CANADA - (May 14, 2004) - DataMirror (Nasdaq: DMCX; TSX: DMC), today announced that it has sold all of its shares of Idion Technology Holdings Limited ("Idion") in a market trade executed through the facilities of the JSE Securities Exchange. DataMirror sold 48,269,085 shares of Idion at a price of ZAR 2.10 per share. DataMirror expects the trade to settle within 5 days. Based on current exchange rates (approximately ZAR1=CDN.20), DataMirror expects to receive net proceeds of approximately CDN$19.6 million after brokerage and advisory fees. DataMirror expects that this will result in a pre-tax gain of approximately CDN$7.4 million and an after tax gain of approximately CDN$6.0 million (CDN$0.53 per share). DataMirror expects that its balance of cash and cash equivalents following settlement of the trade and repatriation of the proceeds will be approximately CDN$63.5 million.

"At this point in time we thought it was in the best interests of the shareholders of both companies that we conclude our investment in Idion," commented Nigel Stokes, President and Chief Executive Officer of DataMirror. "This sale will allow both companies to move forward and concentrate on executing their respective business plans."

Company officials will be available to discuss this transaction during the Q1 fiscal 2005 financial results conference call scheduled for 5:00 p.m. EST May 25, 2004.

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration and protection solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror's comprehensive family of LiveBusinessTM solutions helps customers easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of nowTM by providing the live, secure data access, integration and availability companies require today across all computers in their business.

Over 1,800 companies have gone live with DataMirror software including Debenhams, FedEx Ground, First American Bank, GMAC Commercial Mortgage, OshKosh B'Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: legal, regulatory and financial risks associated with the settlement process of the JSE Securities Exchange; the quality and standards of the judicial and financial regulatory systems in South Africa may not be as high as in Canada or the United States; the political risks to trading in the South African market; South Africa could impose exchange controls or devalue currencies; foreign exchange volatility; war and civil disturbances; foreign taxation; and delays in obtaining or inability to obtain necessary government permits; the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the DataMirror's Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. DataMirror disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2004 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness, and The experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.